Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Front Porch Digital, Inc. on Form S-8 (File Nos. 333-110874, 333-113184 and 333-113185) of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 31, 2004, except for Note 17 which is as of April 8, 2004, on our audit of the consolidated financial statements of Front Porch Digital, Inc. as of December 31, 2003 and for the year then ended, which report is included in this Annual Report on Form 10-KSB.



Roseland, New Jersey                                      /s/ J.H. Cohn LLP
April 12, 2004